UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                      Commission File Number: 333-123395-01

                       NEW CENTURY MORTGAGE SECURITIES LLC
              (Exact name of registrant as specified in its charter)

                18400 Von Karman Sutie 100, Irvine, CA  92612
                                  (949) 224-5706
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

                    NEW CENTURY HOME EQUITY LOAN TRUST 2005-2
                       ASSET-BACKED NOTES, SERIES 2005-2
             CLASS A-1ss, CLASS A-1mza, CLASS A-1mzb, CLASS A-1mzc
           CLASS A-2a, CLASS A-2b, CLASS A-2c, CLASS A-2mz, CLASS M-1,
             CLASS M-2, CLASS M-3, CLASS M-4, CLASS M-5, CLASS M-6,
                          CLASS M-7, CLASS M-8, CLASS M-9
              (Title of each class of securities covered by this Form)

                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  17

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 4, 2006     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 As Indenture Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION

                     NEW CENTURY HOME EQUITY LOAN TRUST 2005-2
                       ASSET BACKED NOTES, SERIES 2005-2

                     Commission File Number:  333-123395-01

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2005

              CLASS A-1ss                  1

              CLASS A-1mza                 1

              CLASS A-1mzb                 1

              CLASS A-1mzc                 1

              CLASS A-2a                   1

              CLASS A-2b                   1

              CLASS A-2c                   1

              CLASS A-2mz                  1

              CLASS M-1                    1

              CLASS M-2                    1

              CLASS M-3                    1

              CLASS M-4                    1

              CLASS M-5                    1

              CLASS M-6                    1

              CLASS M-7                     1

              CLASS M-8                     1

              CLASS M-9                     1



              TOTAL                       17


     Date:  January 4, 2006

                                  Deutsche Bank National Trust Company,
                                  not in its individual capacity,
                                  but solely as a duly authorized agent of the Registrant pursuant to the Indenture dated as of April 22, 2005.

                                  By:  /s/ Katherine M. Wannenmacher
                                  Katherine M. Wannenmacher
                                  Vice President
                                  Deutsche Bank National Trust Company,
                                  As Indenture Trustee